Exhibit 99.1

Schnitzer Reports Fourth Quarter and Fiscal 2016 Financial Results

PORTLAND, Ore.--(BUSINESS WIRE)--October 25, 2016--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported financial results for its fourth quarter and fiscal year ended August 31, 2016. The Company reported earnings per share from continuing operations of $0.59 for the fourth quarter, including a benefit from an insurance reimbursement of approximately $0.21 per share. Adjusted earnings per share from continuing operations of $0.60 excludes asset impairment charges, a net gain from restructuring and other exit-related activities, recoveries on previously contracted shipments, and income tax benefits associated with these adjustments. For the third quarter of fiscal 2016, reported earnings per share from continuing operations was $0.41 and adjusted earnings per share from continuing operations was $0.46. For the fourth quarter of fiscal 2015, reported earnings per share from continuing operations was $0.42 and adjusted earnings per share from continuing operations was $0.31.

For the fourth quarter, operating income in the Auto and Metals Recycling (AMR) business increased 29% year over year as benefits from cost reduction and productivity initiatives more than offset the adverse impact of lower selling prices and sales volumes. Although the fourth quarter represented the highest quarterly ferrous and nonferrous sales volumes in fiscal 2016, during the quarter prices for recycled metals fell sharply in June before stabilizing in the second half of the quarter. As a result, the AMR fourth quarter results included an estimated adverse impact from average inventory accounting of $3 million. In the Steel Manufacturing Business (SMB), fourth quarter operating income was positive, but results were lower than the prior year fourth quarter primarily due to the adverse impact of imports on selling prices and volumes. In the fourth quarter, the Company generated positive operating cash flow, leading to a year over year 16% reduction in total debt.

"Our fourth quarter performance continued to demonstrate the benefits of our cost reduction and productivity initiatives which significantly contributed to our improved operating margins, despite a year over year decline in prices and volumes as weak global conditions persisted," said Tamara Lundgren, President and Chief Executive Officer. "Our higher profitability and working capital efficiency generated positive operating cash flow in fiscal 2016, enabling us to reduce our debt to its lowest level since fiscal 2011 while continuing to return capital to our shareholders. Going forward, our capital allocation priorities and strong balance sheet provide us with the flexibility and financial strength to take advantage of evolving market opportunities and further increase shareholder value," added Lundgren.

Summary Results
($ in millions, except per share amounts)

	Quarter			Year
	4Q16	4Q15	3Q16	2016	2015
Revenues	$391	$457	$352	$1,353	$1,915
Operating income (loss)	$18	$9	$15	$(8)	$(196)
Goodwill impairment charge	—	—	—	9	141
Other asset impairment charges	2	—	—	21	45
Restructuring charges and other exit-related activities	(1)	1	1	7	13
Resale or modification of previously contracted shipments, net of recoveries	(1)	—	—	(1)	7
Adjusted operating income(1)(2)	$19	$10	$15	$28	$11
Net income (loss) attributable to SSI	$16	$11	$11	$(19)	$(197)
Net income (loss) from continuing operations attributable to SSI	$16	$12	$11	$(18)	$(190)
Adjusted net income from continuing operations attributable to SSI(1)	$17	$9	$13	$19	$4
Diluted earnings (loss) per share attributable to SSI	$0.58	$0.39	$0.40	$(0.71)	$(7.29)
Diluted earnings (loss) per share from continuing operations attributable to SSI	$0.59	$0.42	$0.41	$(0.66)	$(7.03)
Adjusted diluted EPS from continuing operations attributable to SSI(1)	$0.60	$0.31	$0.46	$0.69	$0.13

(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) May not foot due to rounding.

Auto and Metals Recycling

AMR segment results and operating statistics reflect integrated auto and metals recycling operations for all periods presented.

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms LB)

	Quarter			Year
	4Q16	4Q15	3Q16	2016	2015
Total revenues	$343	$403	$307	$1,173	$1,716
Ferrous revenues	$211	$235	$195	$709	$1,098
Ferrous volumes (000s LT)	914	929	832	3,289	3,708
Avg. net ferrous sales prices ($/LT)(1)	$209	$231	$215	$194	$269
Nonferrous revenues(2)	$103	$140	$80	$340	$488
Nonferrous volumes (Ms LB)(3)	153	176	122	510	585
Avg. net nonferrous sales prices ($/LB)(1)(3)	$0.59	$0.71	$0.59	$0.59	$0.75
Cars purchased for retail (000s)	92	88	79	319	337
Operating income (loss)(4)	$20	$16	$27	$23	$(164)
Operating income (loss) per Fe ton	$22	$17	$32	$7	$(44)
Adjusted operating income (loss)(5)	$20	$16	$27	$49	$28
Adjusted operating income per Fe ton	$21	$17	$32	$15	$8

(1) Sales prices are shown net of freight.
(2) An adjustment of certain intrasegment items was made between nonferrous revenue and retail and other revenue for the quarter ended May 31, 2016 to conform with the presentation for the quarter ended August 31, 2016. The adjustment had no impact on previously reported earnings.
(3) Excludes PGM metals in catalytic converters.
(4) Operating income (loss) does not include the impact of restructuring charges and other exit-related activities.
(5) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Volumes: Both ferrous and nonferrous sales volumes in the fourth quarter represented the highest quarterly shipments in fiscal 2016. Compared to the prior year fourth quarter, ferrous sales volumes of 914 thousand tons and nonferrous sales volumes of 153 million pounds decreased 2% and 13%, respectively. Sequentially, ferrous sales volumes in the fourth quarter increased 10%, primarily due to higher export demand. Nonferrous sales volumes increased sequentially 25% due to increased production levels and timing of shipments. Cars purchased in the fourth quarter by our auto stores increased 5% year over year and 16% sequentially, primarily reflecting improved supply flows.

Export customers accounted for 64% of total ferrous sales volumes in the fourth quarter. Our ferrous and nonferrous products were shipped to 17 countries in the fourth quarter.

Pricing: Ferrous export market prices fell sharply in June by approximately $100 per ton before stabilizing in the latter half of the quarter. Domestic market prices softened throughout the quarter mainly due to lower U.S. steel mill utilization rates. Sequentially, the average price for fourth quarter ferrous net sales decreased $6 per ton, or 3%. Average nonferrous sales prices in the fourth quarter approximated third quarter levels. Compared to the prior year fourth quarter, lower prices for both ferrous and nonferrous reflected generally weaker global demand.

Margins: Operating income in the fourth quarter was $20 million. Performance in the fourth quarter compared favorably to operating income of $16 million in the prior year quarter as increased benefits from cost reduction and productivity initiatives of $6 million more than offset lower volumes and prices. Operating income was lower sequentially, with the third quarter including an estimated $3 million of benefits from average inventory accounting compared to an estimated adverse impact of $3 million in the fourth quarter. In the prior year fourth quarter, average inventory accounting was an estimated adverse impact of $5 million.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)

	Quarter			Year
	4Q16	4Q15	3Q16	2016	2015
Revenues	$69	$92	$71	$270	$375
Operating income	$1	$6	$1	$4	$20
Adjusted operating income(1)	$3	$6	$1	$6	$20
Avg. net sales prices ($/ST)	$528	$600	$501	$522	$639
Finished goods sales volumes	123	145	133	488	540
Rolling mill utilization	71%	74%	53%	63%	73%

(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Volumes: Finished steel sales volumes in the fourth quarter of 123 thousand tons decreased 8% sequentially and 15% from the prior year quarter, primarily due to increased competition from lower priced imports on the West Coast.

Pricing: Average net sales prices for finished steel products increased 5% from the third quarter, reflecting higher priced shipments in the first half of the quarter. Average selling prices decreased 12% from the prior year fourth quarter mainly due to the impact of lower priced imports and lower raw material costs.

Margins: Operating income of $1 million was adversely impacted by a $2 million asset impairment charge in the fourth quarter of fiscal 2016 associated with the implementation of our production efficiency initiatives. Adjusted operating income of $3 million, excluding the asset impairment charge, improved sequentially primarily due to higher average selling prices and increased rolling mill utilization of 71%, partially offset by the adverse impact of lower finished steel sales volumes. Compared to the prior year fourth quarter, adjusted operating income was lower primarily due to the adverse impact of finished steel imports on average selling prices and volumes.

Fiscal 2016 Cost Reduction and Productivity Initiatives

In the fourth quarter, we continued to successfully execute on the additional cost reduction and productivity initiatives announced in April 2016, generating incremental savings compared to the prior year quarter of approximately $6 million. The cumulative impact of these benefits in fiscal 2016 contributed to significantly improved operating results in AMR and a 13% reduction in our SG&A costs year over year. In fiscal 2016, we delivered a total of $14 million of the targeted $30 million of annual benefits announced in April 2016 and we expect to achieve substantially all of these targeted annual benefits in fiscal 2017.

In connection with cost reduction initiatives, the Company incurred restructuring charges and other exit-related costs of $7 million in fiscal 2016.

Corporate Items

During fiscal 2016, the Company generated $99 million in operating cash flow, including $48 million in the fourth quarter. Total debt of $193 million at the end of the fourth quarter was $36 million lower than at the end of fiscal 2015. During fiscal 2016, the Company invested $35 million in capital expenditures and returned $24 million to shareholders through dividend payments and share repurchases.

Consolidated financial performance in the fourth quarter included a benefit in Corporate of $6 million from an insurance reimbursement of legal and other defense costs which were incurred in previous years and were associated with environmental matters.

The Company's effective tax rate was an expense of 4.7% for fiscal year 2016 which was lower than the federal statutory rate primarily due to changes in valuation allowances.

Analysts' Conference Call: Fourth Quarter of Fiscal 2016

A conference call and slide presentation to discuss results will be held today, October 25, 2016, at 11:30 a.m. ET hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President, Chief Financial Officer and Chief of Corporate Operations. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and appendix will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31, 2016	August 31, 2015	May 31, 2016	August 31, 2016	August 31, 2015

REVENUES:

Auto and Metals Recycling:
Ferrous revenues	$210,954	$235,415	$194,961	$709,454	$1,098,225
Nonferrous revenues(1)	102,545	139,993	79,823	340,025	488,036
Retail and other revenues	29,905	27,875	32,067	123,553	130,035
Total Auto and Metals Recycling revenues	343,404	403,283	306,851	1,173,032	1,716,296
Steel Manufacturing Business	68,689	91,754	70,924	269,905	375,037
Intercompany sales eliminations	(21,429)	(38,020)	(26,171)	(90,394)	(175,934)
Total revenues	$390,664	$457,017	$351,604	$1,352,543	$1,915,399

OPERATING INCOME (LOSS):

AMR operating income (loss)	$20,071	$15,619	$26,870	$22,626	$(164,031)
SMB operating income	$936	$6,029	$1,246	$3,734	$20,378
Consolidated operating income (loss)	$18,376	$8,717	$14,886	$(7,842)	$(195,529)

Adjusted AMR operating income(2)	$19,516	$15,619	$26,731	$49,156	$28,292
Adjusted SMB operating income(2)	3,160	6,029	1,246	5,958	20,378
Adjusted segment operating income(2)(3)	22,676	21,648	27,977	55,114	48,670
Corporate expense	(4,360)	(10,279)	(10,669)	(29,646)	(35,315)
Intercompany eliminations	753	(1,609)	(2,019)	2,304	(2,808)
Adjusted operating income(2)	19,069	9,760	15,289	27,772	10,547
Goodwill impairment charge	—	—	—	(8,845)	(141,021)
Other asset impairment charges	(2,224)	—	—	(20,682)	(45,119)
Restructuring charges and other exit-related activities	976	(1,043)	(542)	(6,781)	(13,008)
Resale or modification of previously contracted shipments, net of recoveries	555	—	139	694	(6,928)
Total operating income (loss)	$18,376	$8,717	$14,886	$(7,842)	$(195,529)

(1) An adjustment of certain intrasegment items was made between nonferrous revenue and retail and other revenue for the quarter ended May 31, 2016 to conform with the presentation for the quarter ended August 31, 2016. The adjustment had no impact on previously reported earnings.

(2) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(3) Segment operating income (loss) does not include the impact of restructuring charges and other exit-related activities.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31,	August 31,	May 31,	August 31,	August 31,
	2016	2015	2016	2016	2015
Revenues	$390,664	$457,017	$351,604	$1,352,543	$1,915,399
Cost of goods sold	336,726	403,702	294,738	1,175,988	1,742,678
Selling, general and administrative	35,194	43,896	41,696	148,908	170,592
Income from joint ventures	(880)	(341)	(258)	(819)	(1,490)
Goodwill impairment charge	—	—	—	8,845	141,021
Other asset impairment charges	2,224	—	—	20,682	45,119
Restructuring charges and other exit-related activities	(976)	1,043	542	6,781	13,008
Operating income (loss)	18,376	8,717	14,886	(7,842)	(195,529)
Interest expense	(2,110)	(2,147)	(2,905)	(8,889)	(9,191)
Other income (expense), net	462	1,246	(81)	1,226	4,256
Income (loss) from continuing operations before income taxes	16,728	7,816	11,900	(15,505)	(200,464)
Income tax benefit (expense)	75	4,444	(95)	(735)	12,615
Income (loss) from continuing operations	16,803	12,260	11,805	(16,240)	(187,849)
Loss from discontinued operations, net of tax	(143)	(913)	(116)	(1,348)	(7,227)
Net income (loss)	16,660	11,347	11,689	(17,588)	(195,076)
Net income attributable to noncontrolling interests	(528)	(615)	(689)	(1,821)	(1,933)
Net income (loss) attributable to SSI	$16,132	$10,732	$11,000	$(19,409)	$(197,009)
Basic:
Income (loss) per share from continuing operations attributable to SSI	$0.60	$0.43	$0.41	$(0.66)	$(7.03)
Loss per share from discontinued operations	(0.01)	(0.03)	—	(0.05)	(0.27)
Net income (loss) per share attributable to SSI(1)	$0.59	$0.40	$0.40	$(0.71)	$(7.29)
Diluted:
Income (loss) per share from continuing operations attributable to SSI	$0.59	$0.42	$0.41	$(0.66)	$(7.03)
Loss per share from discontinued operations	(0.01)	(0.03)	—	(0.05)	(0.27)
Net income (loss) per share attributable to SSI(1)	$0.58	$0.39	$0.40	$(0.71)	$(7.29)
Weighted average number of common shares:
Basic	27,333	27,032	27,261	27,229	27,010
Diluted	27,623	27,439	27,327	27,229	27,010
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.750	$0.750

(1) May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

					Fiscal Year					Fiscal Year
	1Q16	2Q16	3Q16	4Q16	2016	1Q15	2Q15	3Q15	4Q15	2015
Auto and Metals Recycling(1)
Ferrous selling prices ($/LT)(2)
Domestic	$180	$161	$210	$216	$193	$330	$293	$235	$239	$275
Export	$179	$174	$218	$205	$195	$319	$286	$236	$225	$265
Average	$179	$169	$215	$209	$194	$323	$290	$235	$231	$269
Ferrous sales volume (LT)
Domestic	290,170	282,200	322,315	329,911	1,224,596	379,770	372,408	342,812	376,910	1,471,900
Export	515,109	454,924	509,686	584,373	2,064,092	604,683	415,765	663,456	552,573	2,236,477
Total	805,279	737,124	832,001	914,284	3,288,688	984,453	788,173	1,006,268	929,483	3,708,377
Nonferrous average price ($/LB)(2)(3)	$0.63	$0.59	$0.59	$0.59	$0.59	$0.81	$0.77	$0.71	$0.71	$0.75
Nonferrous sales volume (000s LB)(3)	111,077	123,675	122,244	153,287	510,283	142,661	123,672	143,073	176,029	585,435
Car purchase volume (000s)(5)	77	70	79	92	319	92	78	79	88	337
Auto stores at end of quarter	55	55	53	52	52	56	56	55	55	55
Steel Manufacturing Business
Average sales prices ($/ST)(2)(4)	$554	$504	$501	$528	$522	$688	$658	$618	$600	$639
Sales volume (ST)(4)
Rebar	85,899	71,935	84,193	88,591	330,618	79,065	74,928	100,413	94,773	349,179
Coiled products	32,482	33,742	42,168	29,891	138,283	40,361	49,403	35,477	45,176	170,417
Merchant bar and other	4,757	3,974	6,490	4,080	19,301	6,245	4,567	4,780	4,796	20,388
Total	123,138	109,651	132,851	122,562	488,202	125,671	128,898	140,670	144,745	539,984
Rolling mill utilization	68%	61%	53%	71%	63%	72%	76%	69%	74%	73%

(1) Ferrous and nonferrous volume and price data has been recast to reflect the combined auto and metals recycling operations for all periods presented.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Excludes billet sales.
(5) Cars purchased by auto stores only.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	August 31, 2016	August 31, 2015
Assets
Current assets:
Cash and cash equivalents	$26,819	$22,755
Accounts receivable, net	113,952	111,492
Inventories	132,972	156,532
Other current assets	26,063	31,586
Total current assets	299,806	322,365
Property, plant and equipment, net	392,820	427,554
Goodwill and other assets	198,803	212,380
Total assets	$891,429	$962,299

Liabilities and Equity
Current liabilities:
Short-term borrowings	$8,374	$584
Other current liabilities	125,280	119,862
Total current liabilities	133,654	120,446
Long-term debt, net of current maturities	184,144	227,572
Other long-term liabilities	72,199	75,730
Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	497,721	534,535
Noncontrolling interests	3,711	4,016
Total equity	501,432	538,551
Total liabilities and equity	$891,429	$962,299

Non-GAAP Financial Measures

This press release contains performance based on adjusted net income (loss) and adjusted diluted earnings per share from continuing operations attributable to SSI and adjusted consolidated, AMR and SMB operating income (loss), which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided reconciliations of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing adjusted non-GAAP financial measures provides a meaningful presentation of the Company's results from its business operations excluding adjustments for goodwill impairment charges, other asset impairment charges, the non-cash write-off of debt issuance costs as a result of the renewal of the Company's credit facility in April 2016, restructuring charges and other exit-related activities, and income tax expense (benefit) associated with these adjustments, items which are not related to the Company's underlying business operational performance, and improves the period-to-period comparability of the Company's results from its underlying business operations. These measures also exclude the impact on operating results in fiscal 2015 from the resale or modification of the terms, each at significantly lower prices, of certain previously contracted bulk ferrous shipments for delivery during the first and second quarters of fiscal 2015. Due to the sharp declines in selling prices that occurred in the first and second quarters of fiscal 2015, the revised prices associated with these shipments were significantly lower than the prices in the original sales contracts entered into between August and November 2014. Recoveries resulting from settlements with the original contract parties, which began in the third quarter of fiscal 2016, are also excluded from the measures. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

($ in millions)	Quarter			Year
	4Q16	4Q15	3Q16	2016	2015
Consolidated operating income (loss):
Operating income (loss)	$18	$9	$15	$(8)	$(196)
Goodwill impairment charges	—	—	—	9	141
Other asset impairment charges	2	—	—	21	45
Restructuring charges and other exit-related activities	(1)	1	1	7	13
Resale or modification of certain previously contracted shipments, net of recoveries	(1)	—	—	(1)	7
Adjusted operating income(1)	$19	$10	$15	$28	$11

AMR operating income (loss):
Operating income (loss)	$20	$16	$27	$23	$(164)
Goodwill impairment charge	—	—	—	9	141
Other asset impairment charges	—	—	—	18	44
Resale or modification of certain previously contracted shipments, net of recoveries	(1)	—	—	(1)	7
Adjusted AMR operating income(1)	$20	$16	$27	$49	$28

SMB operating income:
Operating income	$1	$6	$1	$4	$20
Other asset impairment charges	2	—	—	2	—
Adjusted SMB operating income(1)	$3	$6	$1	$6	$20

(1) May not foot due to rounding.

Net income (loss) from continuing operations attributable to SSI
($ in millions)	Quarter			Year
	4Q16	4Q15	3Q16	2016	2015
Net income (loss) from continuing operations attributable to SSI	$16	$12	$11	$(18)	$(190)
Goodwill impairment charges	—	—	—	9	141
Other asset impairment charges	2	—	—	21	45
Restructuring charges and other exit-related activities	(1)	1	1	7	13
Resale or modification of certain previously contracted shipments, net of recoveries	(1)	—	—	(1)	7
Non-cash write-off of debt issuance costs	—	—	1	1	—
Income tax expense (benefit) allocated to adjustments(2)	—	(4)	—	1	(13)
Adjusted net income from continuing operations attributable to SSI(1)	$17	$9	$13	$19	$4

(1) May not foot due to rounding.
(2) Income tax allocated to adjustments reconciling Reported and Adjusted net income (loss) from continuing operations attributable to SSI and diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Diluted earnings per share attributable to SSI
($ per share)	Quarter			Year
	4Q16	4Q15	3Q16	2016	2015
Net income (loss) per share attributable to SSI	$0.58	$0.39	$0.40	$(0.71)	$(7.29)
Less: Loss per share from discontinued operations attributable to SSI	(0.01)	(0.03)	—	(0.05)	(0.27)
Net income (loss) per share from continuing operations attributable to SSI(1)	0.59	0.42	0.41	(0.66)	(7.03)
Goodwill impairment charges, per share	—	—	—	0.32	5.22
Other asset impairment charges, per share	0.08	—	—	0.76	1.67
Restructuring charges and other exit-related activities, per share	(0.04)	0.04	0.02	0.25	0.48
Resale or modification of previously contracted shipments net of recoveries, per share	(0.02)	—	(0.01)	(0.03)	0.26
Non-cash write-off of debt issuance costs, per share	—	—	0.03	0.03	—
Income tax expense (benefit) allocated to adjustments, per share(2)	(0.01)	(0.15)	0.01	0.02	(0.47)
Adjusted diluted EPS from continuing operations attributable to SSI(1)	$0.60	$0.31	$0.46	$0.69	$0.13

(1) May not foot due to rounding.
(2) Income tax allocated to adjustments reconciling Reported and Adjusted net income (loss) from continuing operations attributable to SSI and diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Debt, net of cash
($ in thousands)
	August 31, 2016	August 31, 2015	May 31, 2016
Short-term borrowings	$8,374	$584	$648
Long-term debt, net of current maturities	184,144	227,572	202,070
Total debt	192,518	228,156	202,718
Less: cash and cash equivalents	26,819	22,755	7,018
Total debt, net of cash	$165,699	$205,401	$195,700

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in the United States with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes auto parts stores and steel manufacturing. The Company's steel manufacturing business produces finished steel long products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; expected results, including pricing, sales volumes and profitability; strategic direction; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” "will," “could,” “opinions,” “forecasts,” "projects," "plans," “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and in our quarterly reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the cyclicality and impact of general economic conditions; instability in international markets; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and joint venture investment impairment charges; the realization of expected benefits or cost reductions associated with productivity improvement and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; changes in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of a cybersecurity incident; costs associated with compliance with environmental regulations; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com